AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of May 1, 2004, by and among Chembio Diagnostic Systems Inc., a Delaware corporation (the “Company”), Trading Solutions.com, Inc., a Nevada corporation (“Parent”), and New Trading Solutions, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

PRELIMINARY STATEMENTS

A.

The Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger dated as of March 3, 2003 (the “Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of Parent as a result of the merger of Merger Sub with and into the Company.

B.

Section 10.03 of the Agreement provides that any amendment to the Agreement must be by a written instrument executed by the parties to the Agreement.

C.

Seller and Purchaser desire to amend certain provisions of the Agreement as provided herein.

D.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions set forth herein and in the Agreement (as amended hereby), the parties hereto hereby agree as follows:

1.

Section 6.06 of the Agreement is hereby amended and restated in its entirety as follows:

“6.06

Debt Retirement.  On or before December 31, 2004, at least $750,000 of term debt (“Term Debt”) existing on the Chembio balance sheet as of December 31, 2003 shall be retired.  To the extent the Term Debt is converted into TSLU Series A Convertible Preferred Stock (“Series A Stock”), the conversion ratio for such conversion shall be one share of Series A Stock for every $30,000 of Term Debt and the conversion ratio of the Series A Stock into TSLU Common Stock shall be no less than $.60 per share.”

2.

Section 7.09 of the Agreement is hereby amended and restated in its entirety as follows:

“7.09

Debt Conversion.  At the time of the Closing, at least $1,300,000 of Chembio’s debt existing on its balance sheet as of December 31, 2003 shall be converted to TSLU Series A Convertible Preferred Stock in accordance with the terms of the Private Financing.”

3.

Section 9.02 of the Agreement is hereby amended and restated in its entirety as follows:

“9.02

Indemnification by Chembio. Larry Siebert shall indemnify and hold harmless TSLU and Merger Sub and their directors and officers, employees and agents, and each person, if any, who controls TSLU and Merger Sub, within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any breach of, or misrepresentation or default in connection with, any representations, warranties, covenants and agreements given or made by Chembio in this Agreement, or any untrue statement or alleged untrue statement of material fact made by Chembio contained in any application or statement filed with a Governmental Entity or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Chembio expressly for use therein.”

4.

Section 10.01(b) is hereby amended and restated in its entirety as follows:

“(b)

by TSLU, Merger Sub or Chembio if: (i) the Effective Time has not occurred before 5:00 p.m. (Eastern Time) on May 31, 2004 (provided, however, that the right to terminate this Agreement under this clause 10.01(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or if such party is otherwise in breach of this Agreement or any other condition contemplated hereby; (ii) there shall be a final nonappealable Order of any Governmental Entity in effect preventing consummation of the Merger; or (iii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;”

5.

Except as specifically provided in this Amendment, there are no amendments, revisions or other modifications to the Agreement. All other terms and conditions of the Agreement are hereby incorporated by reference and shall remain in full force and effect and apply fully to this Amendment.

6.

This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

7.

This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CHEMBIO DIAGNOSTIC SYSTEMS INC.

By: /s/ Lawrence A. Siebert

Lawrence A. Siebert
President & Chief Executive Officer

TRADING SOLUTIONS.COM, INC.

By: /s/ Mark L. Baum

Mark L. Baum

President & Chief Executive Officer

NEW TRADING SOLUTIONS, INC.

By: /s/ Mark L. Baum
Mark L. Baum

President & Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER]